Exhibit 99.1

FOR INFORMATION CONTACT:

Elisha Finney (650) 424-6803

elisha.finney@varian.com

Spencer Sias (650) 424-5782

spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2016

•	Net earnings per diluted share were $1.09 Non-GAAP, $1.01 GAAP
•	Revenues totaled $759 million

PALO ALTO, Calif., April 27, 2016 – Varian Medical Systems (NYSE:VAR) today is reporting non-GAAP net earnings of $1.09 per diluted share and GAAP net earnings of $1.01 per diluted share for the second quarter of fiscal year 2016. Varian’s revenues totaled $759 million for the second quarter, equal to the year-ago quarter and up 2 percent in constant currency. The company ended the quarter with a $3.3 billion backlog, up 6 percent from the end of the second quarter of fiscal year 2015.

“The company delivered solid results for the second quarter with strong gross order growth in our Oncology business and made promising progress in our Particle Therapy business,” said Dow Wilson, CEO of Varian Medical Systems. “As expected, we continued to experience weakness in our Imaging Components business.”

The company finished the second quarter of fiscal year 2016 with $961 million in cash and cash equivalents and $794 million of debt. Cash flow from operations was $32 million for the second quarter, bringing the total for the first half of the fiscal year to $109 million. During the quarter, the company spent $57 million to repurchase about 725,000 shares of common stock.

Oncology Systems

Oncology Systems’ second quarter revenues totaled $584 million, down 1 percent from the same quarter of fiscal year 2015 and up 1 percent in constant currency. Second-quarter Oncology gross orders were $618 million, up 6 percent from the year-ago quarter and up 8 percent in constant currency. In the Americas, Oncology gross orders increased by 2 percent in dollars and 3 percent in constant currency with 7 percent growth in North America offsetting a decline in Latin America. In EMEA, gross orders were up 19 percent in dollars and up 23 percent in constant currency. In APAC, gross orders rose
2 percent in dollars and 3 percent in constant currency, driven by robust growth in China.

“Oncology generated gross order growth with strategic wins in all three geographies,” Wilson said. “Orders rose with the help of an expanding number of treatment rooms in China and India and demand for new products, including our VitalBeam™ accelerator, as well as our InSightive™ Analytics and RapidPlan™ software. Overall, we saw healthy global oncology demand during the quarter.”

Imaging Components

Imaging Components revenues were $144 million for the second quarter, down 8 percent from the year-ago period. Gross orders were $138 million for the second quarter, down 12 percent from the year-ago period.

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Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2016	Page 2

“The Imaging Components business continued to experience lower shipments of flat panels and tubes during the quarter,” said Wilson. “Meanwhile, our new MeVis and Claymount businesses performed well in the quarter.”

Other

The company’s Other category, including the Varian Particle Therapy business and the Ginzton Technology Center, recorded second quarter revenues of $31 million, up $16 million from the year-ago quarter. “We are continuing to build momentum in this business with growing interest in our single-room ProBeam® Compact proton therapy system,” Wilson said.

Outlook

“Including the results of the second quarter, we continue to believe that total company non-GAAP earnings will be in the range of $4.55 to $4.65 per diluted share for fiscal year 2016,” said Wilson. “With expectations of a slower than anticipated recovery in our Imaging Components business due to high inventory levels at a major customer, we now believe revenues for fiscal year 2016 will increase by about 3 percent over fiscal year 2015.

“For the third quarter of fiscal year 2016, we expect non-GAAP earnings to be in the range of $1.16 to $1.20 per diluted share. We expect third quarter revenues to be about equal to the year-ago period with growth in our core businesses offset by a decline in our proton business versus the year-ago quarter when we booked the big University of Maryland project.”

Please refer to “Discussion of Non-GAAP Financial Measures” below for a description of items excluded from expected non-GAAP earnings.

Investor Conference Call

Varian Medical Systems is scheduled to conduct its second quarter fiscal year 2016 conference call at 2 p.m. PT today. To access the call via telephone in the U.S., dial 1-877-869-3847. From outside the U.S. dial 1-201-689-8261. To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor. The replay also can be accessed by telephone by dialing 1-877-660-6853 in the U.S or by dialing 1-201-612-7415 from outside the U.S. The conference code for the telephone replay is 13632882. The teleconference will be rebroadcast until 8:00 p.m. ET, Friday, April 29, 2016. It will be archived on the website for a year.

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Varian Medical Systems, Inc., of Palo Alto, California, focuses energy on saving lives by equipping the world with advanced technology for fighting cancer and for X-ray imaging.  The company is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiation. The company provides comprehensive solutions for radiotherapy, radiosurgery, proton therapy and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is also a premier supplier of X-ray imaging components, including tubes, digital detectors, cables and connectors as well as image processing software and workstations for use in medical and industrial settings, as well as for security and non-destructive testing.  Varian Medical Systems employs approximately 7,500 people who are located at manufacturing sites in North America, Europe, and China and sales and support offices around the world.  For more information, visit http://www.varian.com or follow us on Twitter.

Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2016	Page 3

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook, including growth drivers; the company’s future orders, revenues, or earnings growth or other financial results; and any statements using the terms “believe,” “expect,” “promising,” “outlook,” “may,” “should,” “will” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include global economic conditions; currency exchange rates and tax rates; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in second-party reimbursement levels; demand for and delays in delivery of the company’s products; the company’s ability to develop, commercialize and deploy new products; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements, regulations or procedures; changes in regulatory environments; the impact of reduced or limited demand by purchasers of certain X-ray products; challenges associated with commercializing the company’s particle therapy business; challenges to public tender awards and the loss of such awards or other orders; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the company’s assessment of the goodwill associated with its particle therapy business; the potential loss of key distributors or key personnel; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

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Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2016	Page 4

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q2 QTR 2016	Q2 QTR 2015	Q2 YTD 2016	Q2 YTD 2015
Gross orders	$758.4	781.4	1,430.4	1,507.2
Oncology Systems	617.8	581.1	1,150.4	1,142.8
Imaging Components	137.9	156.3	265.0	319.0
Other	2.7	44.0	15.0	45.4
Order Backlog	3,284.3	3,093.7	3,284.3	3,093.7
Revenues	758.8	759.4	1,515.9	1,497.3
Oncology Systems	584.1	589.4	1,173.4	1,152.7
Imaging Components	143.7	155.5	285.1	321.5
Other	31.0	14.5	57.4	23.1
Cost of revenues	441.6	436.9	889.0	847.8
Gross margin	317.2	322.5	626.9	649.5
As a percent of revenues	41.8%	42.5%	41.4%	43.4%
Operating expenses
Research and development	62.1	59.3	122.1	116.4
Selling, general and administrative	121.2	117.2	254.2	257.6
Operating earnings	133.9	146.0	250.6	275.5
As a percent of revenues	17.7%	19.2%	16.5%	18.4%
Interest income, net	1.0	1.1	2.7	2.0
Earnings before taxes	134.9	147.1	253.3	277.5
Taxes on earnings	37.9	41.1	67.3	78.2
Net earnings	$97.0	106.0	186.0	199.3
As a percent of revenues	12.8%	14.0%	12.3%	13.3%

Net earnings per share – basic	$1.01	1.06	1.93	1.99
Net earnings per share – diluted	1.01	1.05	1.92	1.97
Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	95.7	100.2	96.5	100.3
Average shares outstanding - diluted	96.2	101.0	97.1	101.3

Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2016	Page 5

Varian Medical Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	April 1,	October 2,
	2016	2015 (1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$961,100	$845,468
Accounts receivable, net	852,634	770,920
Inventories	653,328	612,607
Prepaid expenses and other current assets	177,251	163,984
Deferred tax assets	128,904	132,066
Total current assets	2,773,217	2,525,045

Property, plant and equipment, net	374,356	379,215
Goodwill	283,947	283,452
Other assets	434,738	413,036
Total assets	$3,866,258	$3,600,748

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$174,178	$202,918
Accrued liabilities	353,110	353,500
Deferred revenues	520,326	489,775
Advance payments from customers	164,891	178,265
Short-term borrowings	431,635	108,446
Current maturities of long-term debt	50,000	50,000
Total current liabilities	1,694,140	1,382,904
Long-term debt and other borrowings	312,500	337,500
Other long-term liabilities	155,748	154,000
Total liabilities	2,162,388	1,874,404

Redeemable noncontrolling interests	10,331	-

Equity:
Varian stockholders’ equity:
Common stock	95,550	98,070
Capital in excess of par value	659,162	682,167
Retained earnings	1,016,027	1,017,826
Accumulated other comprehensive loss	(80,968)	(86,463)
Total Varian stockholders’ equity	1,689,771	1,711,600
Noncontrolling interests	3,768	14,744
Total equity	1,693,539	1,726,344
Total liabilities, redeemable noncontrolling interests and equity	$3,866,258	$3,600,748

(1)	The condensed consolidated balance sheet as of October 2, 2015 was derived from audited financial statements as of that date.

Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2016	Page 6

Discussion of Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures derived from our Condensed Consolidated Statements of Earnings: non-GAAP operating earnings, non-GAAP net earnings and non-GAAP diluted net earnings per share. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. We have provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Non-GAAP operating earnings and non-GAAP net earnings exclude the following items:

Amortization of intangible assets: We do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: We incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring and Impairment charges: We incur restructuring and impairment charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: We may incur charges or benefits as well as legal costs from time to time related to litigation and other contingencies. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

We apply our GAAP consolidated effective tax rate to our non-GAAP financial measures, other than when the underlying item has a materially different tax treatment.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

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Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2016	Page 7

The following tables reconcile GAAP and non-GAAP financial measures:

Varian Medical Systems, Inc. and Subsidiaries

Reconciliation between GAAP and Non-GAAP Financial Measures

(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q2 QTR 2016	Q2 QTR 2015	Q2 YTD 2016	Q2 YTD 2015
Non-GAAP adjustments
Amortization of intangible assets	$3.0	1.7	6.0	3.3
Restructuring charges	-	3.1	4.8	13.6
Legal expenses	6.4	-	9.3	-
Other*	1.4	0.6	1.6	1.2
Total Non-GAAP adjustments	10.8	5.4	21.7	18.1
Tax effects of Non-GAAP adjustments	(3.1)	(1.5)	(5.8)	(5.1)
Total net earnings impact from non-GAAP adjustments	$7.7	3.9	15.9	13.0
Operating earnings reconciliation
GAAP operating earnings	$133.9	146.0	250.6	275.5
Total operating earnings impact from non-GAAP adjustments	10.8	5.4	21.7	18.1
Non-GAAP operating earnings	$144.7	151.4	272.3	293.6
Net earnings and diluted net earnings per share reconciliation
GAAP net earnings	$97.0	106.0	186.0	199.3
Total net earnings impact from non-GAAP adjustments	7.7	3.9	15.9	13.0
Non-GAAP net earnings	$104.7	109.9	201.9	212.3
GAAP diluted net earnings per share	$1.01	1.05	1.92	1.97
Non-GAAP diluted net earnings per share	$1.09	1.09	2.08	2.09
Shares used in GAAP and non-GAAP diluted net earnings per share calculation	96.2	101.0	97.1	101.3

*Other includes acquisition related expenses and benefits.